As filed with the Securities and Exchange Commission on March 23, 2022
Registration No. 333-___________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

9 METERS BIOPHARMA, INC.
(Exact name of registrant as specified in its charter)

Delaware	27-3948465
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

8480 Honeycutt Road, Suite 120 Raleigh, North Carolina	27615
(Address of Principal Executive Offices)	(Zip Code)

9 Meters Biopharma, Inc. 2012 Omnibus Incentive Plan, as amended
(Full title of the plan)

Bethany L. Sensenig
Chief Financial Officer
9 Meters Biopharma, Inc.
8480 Honeycutt Road, Suite 120
Raleigh, NC 27615
(919) 275-1933
(Name, address and telephone number, including area code, of agent for service)

COPIES TO:
Donald R. Reynolds, Esq.
Alexander M. Donaldson, Esq.
Lorna A. Knick, Esq.
Wyrick Robbins Yates & Ponton LLP
4101 Lake Boone Trail, Suite 300
Raleigh, North Carolina 27607
(919) 781-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.:

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement is being filed by 9 Meters Biopharma, Inc. (the "Registrant") to register an additional 12,911,771 shares of common stock, par value $0.0001 per share ("Common Stock"), securities of the same class for which Registration Statements on Form S-8 relating to the 9 Meters Biopharma, Inc. 2012 Omnibus Incentive Plan, as amended (the "2012 Stock Plan") are effective. Accordingly, the contents of the previous Registration Statements on Form S-8 filed by the Registrant with the Securities and Exchange Commission (the “Commission”) on August 13, 2020 (File No. 333-245664), November 8, 2019 (File No. 333-234598), December 14, 2018 (File No. 333-228830), and January 3, 2017 (File No. 333-215406), including periodic reports filed after the previous Registration Statements on Form S-8 to maintain current information about the Registrant, are incorporated by reference into this Registration Statement pursuant to General Instruction E of Form S-8.

In accordance with the terms of the 2012 Stock Plan, for the period commencing January 1, 2019, and ending January 1, 2022, the number of shares of Common Stock available for issuance under the 2012 Stock Plan is subject to an automatic annual increase on January 1st of each year by an amount equal to the lesser of (i) five percent (5%) of the number of shares of Common Stock outstanding as of December 31st of the immediately preceding calendar year or (ii) such lesser number of shares as determined by the board of directors of the Registrant prior to January 1st of the applicable calendar year (the “Evergreen Provision”). Accordingly, the number of shares of Common Stock available for issuance was increased by 12,911,771 shares effective January 1, 2022. This Registration Statement registers the 12,911,771 additional shares of Common Stock that became available for issuance under the 2012 Stock Plan on January 1, 2022, as a result of the Evergreen Provision.

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Commission are hereby incorporated by reference in this Registration Statement:

•the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the Commission on March 23, 2022;

•the Registrant's Current Reports on Form 8-K, filed with the Commission on January 3, 2022, January 18, 2022, January 24, 2022, February 11, 2022, and February 28, 2022; and

•the description of our common stock contained in our Registration Statement on Form 8-A as filed with the Commission on June 7, 2016 pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including any amendments or reports filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. However, any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the Commission, including without limitation any information furnished pursuant to Item 2.02 or 7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K, shall not be deemed to be incorporated by reference in this Registration Statement.

Any statement in a document incorporated by reference or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 8. Exhibits.

Exhibit No.	Description
5.1	Opinion of Wyrick Robbins Yates & Ponton LLP.
23.1	Consent of Independent Registered Public Accounting Firm, Mayer Hoffman McCann P.C.
23.2	Consent of Wyrick Robbins Yates & Ponton LLP (contained in Exhibit 5.1).
24.1	Power of Attorney (contained on signature page).
99.1
2012 Omnibus Incentive Plan, as amended (incorporated herein by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, dated June 30, 2020, as filed with the Commission on June 30, 2020).

107	Filing Fee Table.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Raleigh, State of North Carolina, on this 23rd day of March, 2022.

9 METERS BIOPHARMA, INC.

By: /s/ John Temperato
John Temperato
Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints John Temperato and Bethany L. Sensenig, and each of them, his or her true and lawful attorney-in-fact and agents with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ John Temperato	Chief Executive Officer and Director	March 23, 2022
John Temperato	(Principal Executive Officer)

/s/ Bethany Sensenig	Chief Financial Officer	March 23, 2022
Bethany Sensenig	(Principal Financial Officer and Principal Accounting Officer)

/s/ Mark Sirgo	Director	March 23, 2022
Mark Sirgo, Pharm.D.

/s/ Michael Constantino	Director	March 23, 2022
Michael Constantino

/s/ Lorin K. Johnson	Director	March 23, 2022
Lorin K. Johnson, Ph.D.

/s/ Michael Rice	Director	March 23, 2022
Michael Rice

/s/ Samantha Ventimiglia	Director	March 23, 2022
Samantha Ventimiglia